Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Fusion-io, Inc.:

1.	Registration Statement on Form S-8 (File No. 333-174904), pertaining to the 2011 Equity Incentive Plan, 2011 Employee Stock Purchase Plan, 2010 Executive Stock Incentive Plan, Non-Plan Stock Option Agreements, 2008 Stock Incentive Plan and 2006 Stock Option Plan

2.	Registration Statement on Form S-8 (File No. 333-176677), pertaining to the IO Turbine, Inc. 2009 Executive Incentive Plan

of our reports dated August 27, 2012, with respect to the consolidated financial statements of Fusion-io, Inc., and the effectiveness of internal control over financial reporting of Fusion-io, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

Salt Lake City, Utah

August 27, 2012